UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 30, 2012

MMRGLOBAL, INC.
 (Exact Name of Registrant as Specified in Charter)

DELAWARE	000-51134	33-0892797
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4401 WILSHIRE BLVD., SUITE 200 LOS ANGELES, CA 90010
(Address of Principal Executive Offices) (Zip Code)

(310) 476-7002
 (Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02   Unregistered Sales of Equity Securities.

The following is a summary of transactions by us since our previous disclosure on our Form 8-K filed with the Securities and Exchange Commission on June 26, 2012, involving sales of our securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act"). Each offer and sale was exempt from registration under either Section 4(2) of the Securities Act or Rule 506 under Regulation D of the Securities Act because (i) the securities were offered and sold only to accredited investors; (ii) there was no general solicitation or general advertising related to the offerings; (iii) each investor was given the opportunity to ask questions and receive answers concerning the terms of and conditions of the offering and to obtain additional information; (iv) the investors represented that they were acquiring the securities for their own account and for investment; and (v) the securities were issued with restrictive legends:

On July 30, 2012, as part of an amendment and renewal of five different convertible notes with principal amounts of $150,000,$150,000, $150,000, $156,436, and $157,422, that were outstanding and had or were about to mature by the end of July, we granted two different related parties five different warrants to purchase a total of 2,269,308 shares of our common stock at a price of $0.02 per share and amended the terms of the convertible notes to extend the maturity date, recalculate the conversion prices based on the current market prices to a price of $0.0166 per share, and a set the trigger price for automatic conversion to $0.08. The warrants vest immediately and expire five years from the date of issuance. The amended convertible notes mature in six months.

On July 30, 2012, as part of an amendment to the Line of Credit Agreement with The RHL Group to increase the credit line from $3,000,000 to $4,500,000 under the Seventh Amended and Restated Secured Promissory Note (the "Amended Note") the Board of Directors approved granting The RHL Group the right to convert, at any time following the date of the Amended Note, up to an aggregate of $500,000 in outstanding principal of the Credit Facility into shares of the Company's Common Stock at a conversion price of $0.02 per share (an 18% premium to the closing price of our stock on that date).

On July 30, 2012, in consideration for guarantees we issued a warrant to the RHL Group to purchase 3,055,432 shares of our common stock at an exercise price of $0.02 per share (an 18% premium to the closing price of our stock on that date). The warrant was fully vested as of 07/31/2012 and expires on July 31, 2017.

On July 30, 2012 we granted 2,180,000 shares of common stock at $0.02 per share (an 18% premium to the closing price of our stock on that date) to two different related-parties as an incentive and consideration for promissory notes totaling $250,771.

On July 19, 2012, we granted a vendor 1,850,000 shares of our common stock at a price of $0.02 per share for past and future services rendered.

On July 1, 2012, we granted a vendor 187,500 shares of our common stock at a price of $0.08 (a 627% premium to the closing price of our stock on that date) per share for services rendered as a reduction to accounts payable.

On June 27, 2012 and July 10, 2012, we entered into two different Convertible Promissory Notes with two different unrelated third-parties for principal amounts totaling $50,000. The Notes bear interest at a rate of 6% per annum payable in cash or shares of common stock or a combination of cash and shares of common stock. The decision whether to pay the interest in cash, shares of common stock or combination of both shall be at our sole discretion. At any time from and after the earliest to occur of (i) the approval of the stockholder's of the Company of the increase in the authorized shares of the Company's common stock from 650,000,000 to 950,000,000, which has already occured; or (ii) the availability of sufficient unreserved shares, the Company shall be entitled to convert any portion of the outstanding and unpaid conversion amount into fully paid and non-assessable shares of common stock. If the Company were to elect to convert such Notes, it will issue a total of 2,500,000 shares.

On June 27, 2012 we granted a vendor 1,002,997 shares of our common stock at a price of $0.02 (an 82% premium to the closing price of our stock on that date) for commissions under an on-going commission relationship.

We generally used the proceeds of the foregoing sales of securities for repayment of indebtedness, working capital and other general corporate purposes.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MMRGLOBAL, INC.
August 3, 2012	By: /s/ Robert H. Lorsch Robert H. Lorsch Chief Executive Officer